Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Oregon (the "Trust") was held on May 3, 1999. The holders of shares representing 69% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee			For			Against

		Lacy B. Herrmann		230,894,921		3,636,585
		Vernon R. Alden		231,019,204		3,512,302
		Warren C. Coloney		231,117,615		3,413,892
		David B. Frohnmayer	231,121,288		3,410,219
		James A. Gardner		231,237,216		3,294,291
		Diana P. Herrmann		231,237,216		3,294,291
		Raymond H. Lung		231,237,216		3,294,291
		John W. Mitchell		231,237,216		3,294,291
		Richard C. Ross		231,237,216		3,294,291

2. To ratify the selection of KPMG LLP as the Trust's independent auditors.

Number of  Votes:

		Trustee			Against		Abstain

		227,059,510			1,149,298		6,322,688